SPECIAL POWER OF ATTORNEY

THE STATE OF VIRGINIA

COUNTY OF
ARLINGTON

KNOW ALL MEN BY THESE PRESENTS:

THAT I, ROBERT B.
BUCKNAM, of 3400 N. Woodrow Street, Arlington, VA 22207, do hereby appoint each of Kent H. Roberts, Stephen C. Richards and Jennefer Koopman, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare, sign and file Forms 4 and
Forms 5 with the Securities and Exchange Commission.

This instrument
is to be construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS
WHEREOF, I hereunto set my hand this 22nd day of May, 2003.


/s/
Robert B. Bucknam